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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                               Quantum Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    747906204
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. [See Preliminary Note]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 39 Pages
                         Exhibit Index Found on Page 37

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,100,876 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,100,876 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,100,876 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, PN
------------====================================================================



                               Page 2 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,100,876 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,100,876 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,100,876 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 3 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,100,876 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,100,876 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,100,876 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 4 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,100,876 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,100,876 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,100,876 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 5 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            India
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,100,876 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,100,876 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,100,876 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                               Page 6 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  141,065 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   141,065 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            141,065 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================


                               Page 7 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  2,167,904 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   2,167,904 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,167,904 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                               Page 8 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  1,309,463 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   1,309,463 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            1,309,463 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.7% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                               Page 9 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            California
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  166,646 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   166,646 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            166,646 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                              Page 10 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  164,598 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   164,598 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            164,598 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.1% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================


                              Page 11 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            New York
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  79,465 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   79,465 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            79,465 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                              Page 12 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Cayman Islands
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  2,724,728 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   2,724,728 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            2,724,728 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            1.4% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================



                              Page 13 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  5,565,806 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   5,565,806 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            5,565,806 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            2.8% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IA, OO
------------====================================================================



                              Page 14 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  6,753,870 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   6,753,870 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            6,753,870 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            3.4% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================



                              Page 15 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 16 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================




                              Page 17 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein  [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  -0- [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   -0- [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0- [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================





                              Page 18 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 19 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 20 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Douglas M. MacMahon [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 21 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

     2                                                         (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 22 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 23 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 24 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 25 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                              Page 26 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 27 of 39 Pages

                                       13G

===================
CUSIP No. 747906204
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions
                                                               (a) [   ]

    2                                                          (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 12,319,676 Shares, which is 6.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            United States
------------====================================================================
                                   SOLE VOTING POWER
                           5
         NUMBER OF                 -0-
                       ------------=============================================
          SHARES                   SHARED VOTING POWER
       BENEFICIALLY        6
         OWNED BY                  12,319,676 [See Preliminary Note]
                       ------------=============================================
           EACH                    SOLE DISPOSITIVE POWER
                           7
         REPORTING                 -0-
        PERSON WITH    ------------=============================================
                                   SHARED DISPOSITIVE POWER
                           8
                                   12,319,676 [See Preliminary Note]
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            12,319,676 [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            6.2% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================


                              Page 28 of 39 Pages

         This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on March 16, 2006 (collectively, with all amendments thereto, the "Schedule 13G").

         Preliminary Note: The Reporting Persons are filing this Schedule 13G with respect to the Common Stock, par value $0.01 per share (the "Shares"), of Quantum Corporation (the "Company"). Certain of the Reporting Persons had owned, in aggregate, (i) 7,469,100 Shares and (ii) $21,100,000 principal amount of 4.375% Convertible Subordinated Notes due 2010 (the "Notes") issued by the Company, each $1,000 principal amount of Notes immediately convertible into
229.8851 Shares, subject to adjustment pursuant to the terms of the Notes. All numbers and percentages contained in this Schedule 13G represent Shares and not Notes (unless stated otherwise). For information regarding the Notes, see the Company's Amended Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 23, 2004.

         This Schedule 13G reports that effective as of January 1, 2007, Douglas
M. MacMahon became a managing member of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

         This Schedule 13G reports that  effective as of April 3, 2006,  Charles
E. Ellwein resigned as a managing member of Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C., and Mr. Ellwein may therefore no longer be deemed a beneficial owner of the Company's securities reported herein.

Item 1.  Issuer
         ------

         (a) Name of Issuer:
             --------------

             Quantum Corporation

         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             1650 Technology Drive, Suite 800, San Jose, California 95110

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Common Stock, par value of $0.01 per share, of the Company. The CUSIP number of the Shares is 747906204.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------



                              Page 29 of 39 Pages

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Noonday Sub-adviser Entities
         --------------------------------

                  (i) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes);

                  (ii) Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes); and

                  (iii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes).

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                  (iv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes).

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."


--------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.



                              Page 30 of 39 Pages

         The Noonday Fund
         ----------------

                  (v) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Shares held by it (through its ownership of Shares and Notes).

         The Farallon Funds
         ------------------

                  (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it (through its ownership of Shares and Notes);

                  (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it (through its ownership of Shares and Notes);

                  (viii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it (through its ownership of Shares and Notes);

                  (ix) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares held by it (through its ownership of Shares and Notes);

                  (x) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it (through its ownership of Shares and Notes); and

                  (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it (through its ownership of Shares and Notes).

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                  (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts") (through their ownership of Shares and Notes).


                              Page 31 of 39 Pages

         The Farallon General Partner
         ----------------------------

                  (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds (through their ownership of Shares and Notes).

         The Farallon Managing Members
         -----------------------------


                  (xiv) The following persons who are, or solely with respect to Charles E. Ellwein were, managing members of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), Douglas M. MacMahon ("MacMahon"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas
                           F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Ellwein, Fried, Landry, MacMahon, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Farallon Individual Reporting Persons and the Noonday Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

         The citizenship of each of the Noonday Sub-adviser Entities, Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India. The address of the principal business office of each of the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The address of the principal business office of each of the Reporting Persons other than the Noonday Sub-adviser Entities and the Noonday Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111.

Item 3.  If This  Statement  Is  Filed  Pursuant  To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified In (a) - (j):
         -----------------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ---
Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such


                              Page 32 of 39 Pages

Reporting Person.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Notes in respect of which the Funds and Managed Accounts (as reported by the Management Company) are deemed to beneficially own Shares are owned directly by the Funds and the
Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes). The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes). The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts (in each case through their ownership of Shares and Notes). The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts (in each case through their ownership of Shares and Notes). The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds (in each case through their ownership of Shares and Notes). Other than Ellwein, the Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts (in each case through their ownership of Shares and Notes). Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner, and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         See Preliminary Note discussion regarding Ellwein.

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding
         ------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------



                              Page 33 of 39 Pages

         The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                              Page 34 of 39 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 24, 2007

         /s/ Monica R. Landry
         ----------------------------------------
         NOONDAY CAPITAL, L.L.C.,
         On its own behalf and as the General Partner of
         NOONDAY ASSET MANAGEMENT, L.P.
         By Monica R. Landry, Attorney-in-fact

         /s/ Monica R. Landry
         ----------------------------------------
         NOONDAY G.P. (U.S.), L.L.C.
         By Monica R. Landry, Attorney-in-fact

         /s/ Monica R. Landry
         ---------------------------------------
         FARALLON PARTNERS, L.L.C.,
         On its own behalf, as the General Partner of
         FARALLON CAPITAL PARTNERS, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
         TINICUM PARTNERS, L.P. and
         FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
         and as the Managing Member of
         NOONDAY CAPITAL PARTNERS, L.L.C.
         By Monica R. Landry, Managing Member

         /s/ Monica R. Landry
         ----------------------------------------
         FARALLON CAPITAL MANAGEMENT, L.L.C.
         By Monica R. Landry, Managing Member

         /s/ Monica R. Landry
         ----------------------------------------
         Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel,
         Charles E. Ellwein, Richard B. Fried, Douglas M. MacMahon, William
         F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on each person's behalf, which



                              Page 35 of 39 Pages
were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Landry to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13G on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Power of Attorney executed by MacMahon authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 5, 2007, by such Reporting Person with respect to the Class A Common Stock of Univision Communications Inc., is hereby incorporated by reference.




                              Page 36 of 39 Pages

                                  EXHIBIT INDEX

EXHIBIT 2                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)

























                              Page 37 of 39 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13G

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------


         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 24, 2007


         /s/ Monica R. Landry
         ----------------------------------------
         NOONDAY CAPITAL, L.L.C.,
         On its own behalf and as the General Partner of
         NOONDAY ASSET MANAGEMENT, L.P.
         By Monica R. Landry, Attorney-in-fact

         /s/ Monica R. Landry
         ----------------------------------------
         NOONDAY G.P. (U.S.), L.L.C.
         By Monica R. Landry, Attorney-in-fact

         /s/ Monica R. Landry
         ---------------------------------------
         FARALLON PARTNERS, L.L.C.,
         On its own behalf, as the General Partner of
         FARALLON CAPITAL PARTNERS, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
         FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
         TINICUM PARTNERS, L.P. and
         FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
         and as the Managing Member of
         NOONDAY CAPITAL PARTNERS, L.L.C.
         By Monica R. Landry, Managing Member




                              Page 38 of 39 Pages

         /s/ Monica R. Landry
         ----------------------------------------
         FARALLON CAPITAL MANAGEMENT, L.L.C.
         By Monica R. Landry, Managing Member

         /s/ Monica R. Landry
         ----------------------------------------
         Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel,
         Charles E. Ellwein, Richard B. Fried, Douglas M. MacMahon, William
         F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly























                              Page 39 of 39 Pages